EXHIBIT 10.3

AMENDMENT TO THE ADOPTION AGREEMENT FOR THE

FINAL AND TEMPORARY MINIMUM DISTRIBUTION RULES

OF CODE SECTION 401(a)(9)

Except as otherwise noted, effective as of the first day of the first Plan Year beginning after December 31, 2001, on the Adoption Agreement the section entitled "Distribution Options" is amended by adding the following new section to the Adoption Agreement.

Minimum Distribution Requirements

Check and complete Section A below if any required minimum distributions for the 2002 distribution calendar year were made in accordance with the §401(a)(9) Final and Temporary Regulations.

[x]A.Effective Date of Plan Amendment for Section 401(a)(9) Final and Temporary Treasury Regulations.

Article XVII, Minimum Distribution Requirements, applies for purposes of determining Required Minimum Distributions for Distribution Calendar Years beginning with the 2003 calendar year, as well as Required Minimum Distributions for the 2002 Distribution Calendar Year that are made on or after 01/01/2003 (insert Effective Date).

Check and complete any of the remaining sections if you wish to modify the rules in paragraphs 17.7 and 17.12 of Article XVII of the Plan.

[ ]B.Election to Apply 5-Year Rule to Distributions to Designated Beneficiaries:

If the Participant dies before distributions begin and there is a designated Beneficiary, distribution to the designated Beneficiary is not required to begin by the date specified in paragraph 17.7 of the Basic Plan Document #01 but the Participant's entire interest will be distributed to the designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant's death. If the Participant's surviving Spouse is the Participant's sole designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to either the Participant or the surviving Spouse begin, this election will apply as if the surviving Spouse were the Participant.

This election will apply to:

[ ]1.All distributions.

[ ]2.The following distributions:

__________________________________

[ ]C.Election to Allow Participants or Beneficiaries to Elect 5-Year Rule:

Participants or Beneficiaries may elect on an individual basis whether the 5-year rule or the life expectancy rule in paragraph 17.7 and 17.12 of the Basic Plan Document #01 applies to distributions after the death of a Participant who has a designated Beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under paragraph 17.7, or by September 30 of the calendar year which contains the fifth anniversary of the Participant's (or, if applicable, surviving Spouse's) death. If neither the Participant nor Beneficiary makes an election under this paragraph, distributions will be made in accordance with paragraph 17.7 and 17.12 of the Basic Plan Document #01 and, if applicable, the elections in section B above.

[ ]D.Election to Allow Designated Beneficiary Receiving Distributions Under 5-Year Rule to Elect Life Expectancy Distributions:

A designated Beneficiary who is receiving payments under the 5-year rule may make a new election to receive payments under the life expectancy rule until December 31, 2003, provided that all amounts that would have been required to be distributed under the life expectancy rule for all distribution calendar years before 2004 are distributed by the earlier of December 31, 2003 or the end of the 5-year period.

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed this 27th day of July, 2002 .

FIRST FARMERS & MERCHANTS NATIONAL BANK
Name of Employer

T. Randy Stevens
Signed by

\s\ T. Randy Stevens, President
Signature